Exhibit 4.5

MINISTRY OF LABOR AND SOCIAL POLICIES

Department for Labor, Social Security, Insurance and Health and Safety at Work

DIRECTORATE GENERAL FOR SOCIAL SAFETY NET MEASURES

The Director General

HAVING REGARD TO Legislative Decree No. 148 of 14 September 2015, containing “Provisions for the reorganization of legislation on in-work social safety net measures, implementing Law No. 183 of 10 December 2014”.

HAVING REGARD TO Law No. 199 of 30 December 2025 on the “State Budget for 2026 and the multi-year budget for the three-year period 2026–2028”.

HAVING REGARD TO, in particular, Article 1(171) of Law No 199 of 30 December 2025, which provides as follows: “For undertakings of national strategic interest with a workforce of not less than one thousand employees, which have ongoing business reorganization plans that have not yet been completed due to their complexity, a decree of the Ministry of Labor and Social Policies may authorize, upon application, on an exceptional basis and by way of derogation from Articles 4 and 22 of Legislative Decree No. 148 of 14 September 2015, in continuity with the social safety net measures already sanctioned, a further period of special short-time work scheme (CIGS) payments until 31 December 2026, in order to safeguard the employment level and the skills base at the undertaking concerned. The benefits referred to in the first period shall be granted within a spending limit of € 63.3 million for the year 2026. The National Social Security Institution (INPS) shall monitor the spending limit referred to in the second period. Should such monitoring reveal that the spending limit has been reached, including on a prospective basis, INPS shall not entertain any further applications. The costs arising out of the second period, amounting to € 63.3 million for the year 2026, shall be covered by resources from the social fund for employment and training, referred to in Article 18(1)(a) of Law-Decree No 185 of 29 November 2008, converted, with amendments, by parliament into Law No. 2 of 28 January 2009.”

HAVING REGARD TO the Prime Ministerial Decree of 23 December 2024, registered by the Court of Auditors on 31 January 2025 under No. 87, whereby Ms. Manuela Gaetani was appointed as Head of the Directorate General for Social Safety Net Measures.

HAVING REGARD TO Directorial Decree No. 1897 of 28 December 2023 authorizing, for the period from 1 January 2024 to 3 November 2024, the making of payments under a special short-time work scheme, pursuant to Article 21(1)(c) of Legislative Decree No. 148/2015, to 951 employees of the company NATUZZI S.p.A., with its registered office in Santeramo in Colle (BA) and production units at SS 271 per Matera Km 50.200 in Santeramo in Colle (BA), at Via Appia Antica S.C. Km 13.500 in Matera, in Laterza (TA) and at Zona Industriale La Martella in Matera.

HAVING REGARD TO Directorial Decree No. 3187 of 24 December 2024 authorizing the extension of the special short-time work scheme pursuant to Article 22-bis of Legislative Decree No. 148 of 14 September 2015, for the period from 4 November 2024 to 31 December 2024, in favor of 940 employees of the company NATUZZI S.p.A., with its registered office in Santeramo in Colle (BA) and production units at SS 271 per Matera Km 50.200 in Santeramo in Colle (BA), in Laterza (TA), at Via Appia Antica S.C. Km 13.500 in Matera and at Zona Industriale La Martella in Matera.

HAVING REGARD TO Directorial Decree No. 260 of 4 February 2025 authorizing the further extension of the special short-time work scheme pursuant to Article 22-bis of Legislative Decree No. 148 of 14 September 2015, for the period from 1 January 2025 to 31 October 2025, in favor of 936 employees of the company NATUZZI S.p.A., with its registered office in Santeramo in Colle (BA) and production units at SS 271 per Matera Km 50.200 in Santeramo in Colle (BA), in

Laterza (TA), at Via Appia Antica S.C. Km 13.500 in Matera and at Zona Industriale La Martella in Matera.

HAVING REGARD TO Directorial Decree No. 2068 of 8 July 2025 authorizing, for the period from 1 July 2025 to 30 April 2026, the making of special short-time work scheme payments, pursuant to Article 21(1)(c) of Legislative Decree No. 148/2015, to 858 employees of the company NATUZZI S.p.A., with its registered office in Santeramo in Colle (BA) and production units at Via Iazzitiello 47 in Santeramo in Colle (BA), in Altamura (BA) and in Milan (MI).

HAVING REGARD TO Directorial Decree No. 3447 of 19 November 2025 whereby the effects of the aforementioned Directorial Decree No. 2068 of 8 July 2025 were suspended, limited to the period from 1 November 2025 to 30 April 2026.

HAVING REGARD TO the record of the ministerial agreement, signed by the parties concerned at the Directorate General for Labor and Industrial Relations on 5 November 2025, concerning recourse to the special short-time work scheme referred to in Article 1(196) of Law No 207 of 30 December 2024, which provision states as follows: “For undertakings of national strategic interest with a workforce of not less than one thousand employees, which have ongoing business reorganization plans that have not yet been completed due to their complexity, a decree of the Ministry of Labor and Social Policies may authorize, upon application, on an exceptional basis and by way of derogation from Articles 4 and 22 of Legislative Decree No. 148 of 14 September 2015, in continuity with the social safety net measures already sanctioned, a further period of special short-time work scheme (CIGS) payments until 31 December 2025, in order to safeguard the employment level and the skills base at the undertaking concerned. The procedures and time limits referred to in Articles 24 and 25 of Legislative Decree No. 148 of 2015 shall not apply to the case referred to in the first period. The benefits referred to in the first period shall be granted within a spending limit of € 63.3 million for the year 2025. The National Social Security Institution (INPS) shall monitor the spending limit referred to in the second period. Should such monitoring reveal that the spending limit has been reached, including on a prospective basis, INPS shall not entertain any further applications. The costs arising out of the second period, amounting to € 63.3 million for the year 2025, shall be covered by resources from the social fund for employment and training, referred to in Article 18(1)(a) of Law-Decree No 185 of 29 November 2008, converted, with amendments, by parliament into Law No. 2 of 28 January 2009.”

HAVING REGARD TO Directorial Decree No. 3350 of 1 December 2025 authorizing, for the period from 1 November 2025 to 31 December 2025, the making of special short-time work scheme payments, pursuant to the said Article 1(196) of Law No. 207 of 30 December 2024, to 1,787 employees of the company NATUZZI S.p.A., with its registered office in Santeramo in Colle (BA) and production units at SS 271 per Matera Km 50.200 in Santeramo in Colle (BA), at Via Iazzitiello 47 in Santeramo in Colle (BA), in Laterza (TA), at Via Appia Antica S.C. Km 13.500 in Matera, at Zona Industriale La Martella in Matera, in Altamura (BA) and in Milan (MI).

HAVING REGARD TO the application submitted on 8 January 2026 by the company NATUZZI S.p.A., with its registered office in Santeramo in Colle (BA) and production units at SS 271 per Matera Km 50.200 in Santeramo in Colle (BA), at Via Iazzitiello 47 in Santeramo in Colle (BA), in Laterza (TA), at Via Appia Antica S.C. Km 13.500 in Matera, at Zona Industriale La Martella in Matera, in Milan and in Altamura (BA), seeking recourse to special short-time work scheme payments under Article 1(171) of Law No. 199 of 30 December 2025 for the period from 1 January 2026 to 31 December 2026.

CONSIDERING that in the aforementioned ministerial agreement of 5 November 2025 it was expressly agreed as follows: “Should the measure under Article 1(196) of Law No 207 of 2024 be refinanced for the year 2026, the Company will submit a new application to the Ministry of Labor to continue the special short-time work scheme.”

HAVING DECIDED, in implementation of Article 1(171) of Law No. 199 of 30 December

2025, to authorize, in continuity with the social safety net measures already sanctioned, the making of further special short-time work scheme payments, for the period from 1 January 2026 to 31 December 2026, to the employees of the company NATUZZI S.p.A., with its registered office in Santeramo in Colle (BA) and production units at SS 271 per Matera Km 50.200 in Santeramo in Colle (BA), at Via Iazzitiello 47 in Santeramo in Colle (BA), in Laterza (TA), at Via Appia Antica S.C. Km 13.500 in Matera, at Zona Industriale La Martella in Matera, in Altamura (BA) and in Milan (MI).

DECREES AS FOLLOWS

Article 1

Authorization is hereby granted, for the period from 1 January 2026 to 31 December 2026, for the making of special short-time work scheme payments to the employees of the company NATUZZI S.p.A, with its registered office in Santeramo in Colle (BA) and production units at:

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Via Iazzitiello 47, 70029 Santeramo in Colle (BA), for a maximum of 427 workers;
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SS 271 per Matera Km 50.200, 70029 Santeramo in Colle (BA), for a maximum of 251 workers;
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Via Appia Antica S.C. Km 13.500, 75100 Matera (MT), for a maximum of 187 workers;
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Via Graviscella s.n.c., 70022 Altamura (BA), for a maximum of 419 workers;
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Contrada Madonna delle Grazie, 74014 Laterza (TA), for a maximum of 391 workers;
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Zona Industriale La Martella, 75100 Matera (MT), for a maximum of 86 workers;
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Via Durini 24, 20100 Milan (MI), for a maximum of 2 workers;

subject to verification by the National Social Security Institution (INPS) of the company’s classification for social security purposes.

Article 2

The special short-time work scheme referred to in Article 1 is by way of derogation from Articles 4 and 22 of Legislative Decree No. 148 of 14 September 2015.

Article 3

The National Social Security Institution (INPS) shall monitor the spending limits set out in Article 1(171) of Law No. 199 of 30 December 2025, periodically reporting thereon to the Directorate General for Social Safety Net Measures of the Ministry of Labor and Social Policies.

[Signed]

DP/FR

RECORD OF AGREEMENT

On 5 November 2025, a meeting is held via videoconference to carry out the joint examination requested by Natuzzi S.p.A. concerning its application for recourse to a special short-time work scheme (CIGS) pursuant to Article 1(196) of Law No. 207 of 2024.

The following attend the meeting:

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for the Ministry of Labor and Social Policies: Emanuela Cigala, Head of Division IV of the Directorate General for Labor and Industrial Relations of the Ministry of Labor and Social Policies, and Francesca Girimonte, an official of the same Division, as well as Francesca Toschi of the Directorate General for Active Labor Market Policies;
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for the Ministry of Business and Made in Italy: Giampiero Castano and Manuela Silvestri;
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for the Puglia Region: Leo Caroli;
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for the Basilicata Region: Maria Leone.
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for Natuzzi S.p.A.: Mario De Gennaro, Maria Patrizia Ragazzo, Leonardo Lamanna, Flavio Barile, assisted by the attorney Enrico Claudio Schiavone and Valerio Valla;
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for the Confederation of Italian Industry (Confindustria): Giuseppe Bisceglie;
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for the FILLEA CGIL trade union: Tatiana Fazi, Ignazio Savino, Angelo Vaccaro, Francesco Bardinella and Davide Lavermicocca;
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for the FILCA CISL trade union: Antonio Delle Noci, Egidio De Marco, Luigi Sideri, Gianmarco Passiatore, Francesca Centrone and Fabio Del Carro;
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for the FENEAL UIL trade union: Andrea Merli, Massimo Fiorucci, Saverio Loiudice, Mino Paolicelli, Giovanni Urgo and Ivo Fiore;
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for the FILCAMS CGIL trade union: Barbara Neglia and Antonio Ventrelli;
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for the FISASCAT CISL trade union: Daniele Meniconi and Miriam Ruta;
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for the UILTUCS trade union: Antonio Vargiu;
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for the GUL TERZIARIO trade union: Maria Assunta Caruso;
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for the USB LAVORO PRIVATO trade union: Pierpaolo Corallo;
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for the CONFEDERAZIONE COBAS LAVORO PRIVATO trade union: Felice Dileo.

The unitary trade union representative bodies (RSU) / single trade union representative bodies (RSA) of the affected sites are also in attendance.

In addition, Senator Vita Maria Nocco is present as an observer.

WHEREAS

A)
By letter dated 30 October 2025 (ref. no. 15553), Natuzzi S.p.A. submitted a request for a meeting regarding its recourse, pursuant to Article 1(196) of Law No. 207 of 30 December 2024, to a special short-time work scheme (CIGS) for enterprises of strategic national interest. Consequently, the Ministry of Labor has convened the interested parties for today’s meeting.
B)
At the meeting company representatives state the following:
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Natuzzi S.p.A., headquartered in Santeramo in Colle (BA), is Italy’s leading furniture manufacturer. A world leader in the leather sofa segment, it exports 90% of its production to 123 countries and has been listed on Wall Street since 1993.
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For social security purposes, Natuzzi S.p.A. is classified as belonging to the industrial sector. Depending on their job descriptions, workers are employed on the basis of either the national collective bargaining agreement for employees of companies in the wood sector or the national collective bargaining agreement for employees of companies in the tertiary, distribution and services sector.
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As of 31 September 2025, the Company’s workforce stood at 1,787 employees (as well as the 25 executives excluded here) composed and broken down as follows:

Production Unit	Address	FIRST-LINE MANAGERS	OFFICE WORKERS	INTERMEDIATE WORKERS	FACTORY WORKERS	Total
Santeramo in Colle (BA)	Via lazzitiello 47	82	258	12	81	433
Santeramo in Colle (BA)	SS 271 per Matera Km 50.200	1	6	12	234	253
Milan (MI)	Via Durini 24	0	2	0	0	2
Matera (MT)	Via Appia Antica S.C. Km 13.500	2	4	8	175	189
Matera (MT)	Zona lndustriale Località La Martella	1	13	2	72	88
Laterza (TA)	Contrada Madonna delle Grazie	1	19	25	355	400
Altamura	Graviscella	0	9	25	388	422
Total		87	311	84	1,305	1,787

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The Company has an extensive reorganization project in place, stemming from the 2022-26 Business Plan, submitted to the Ministry of Economic Development (MISE) on 2 March 2022.
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The social partners signed the framework agreements of 6, 7 and 11 April 2022, which established the measures for implementing the business plan and also set out the support mechanisms to be applied until 31 December 2026.
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To manage the personnel surplus to requirements, the agreements provided for a redundancy plan for 414 employees, utilizing various tools, including an expansion contract which played a key role, affecting 312 employees. In light of those redundancies and the recruitment of 99 new staff with skills that differ from those of the existing workforce, it is envisaged that as of 31 December 2026 the workforce will total 1,684 workers, of which 399 employees in the corporate area and 1,285 in the industrial area.
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During 2023, in pursuit of the objectives outlined in the framework agreements, the Natuzzi Group signed an expansion contract with the Ministry of Labor and the trade unions on 11 July 2023. However, that step did not allow for the full achievement of the set objectives, both in terms of numbers and timing, due to the failure to extend the scheme provided for under Article 41 of Legislative Decree No. 148/2015, which ceased to operate in November 2023.
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Furthermore, during the period covered by the business plan, a series of external events occurred that can generally be attributed to the global geopolitical landscape, including, amongst others, the US government’s introduction of tariffs on European products from April 2025 onwards.
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Given that the US market accounts for over 30% of the Company’s turnover, that measure had a destabilizing impact, exacerbated by uncertain tariff management and the decline in orders recorded from the 18th week onwards of the year, with negative peaks of -30%. Added to this was the weakening of the dollar, which cannot be offset by price increases, thereby having a negative impact on the Company’s EBITDA of more than EUR 15 million per year.
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The decline in sales has further compromised the saturation of the plants and, in the absence of the workforce reductions provided for in the expansion contract, has led to an increase in excess personnel to be managed through income support schemes.
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To respond to the changed external and market conditions, on 19 September 2024 the

Company submitted a new 2025-29 Business Plan to the Ministry of Business and Made in Italy (MIMIT), the authorities involved and Invitalia. Although aligned with the measures of the framework agreements in terms of investment, training and management of overstaffing, that plan also provided for measures for reshoring foreign production.
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The reshoring process was explicitly linked to the need for regulatory measures to support the reallocation of production to Italy, which was disadvantageous in terms of manufacturing costs.
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Having secured agreement on the proposed strategy, Natuzzi proceeded to outline the objectives of the 2025-29 Business Plan to the social partners as well. Moving forward with implementation, the Company closed the Shanghai plant, shifting production under the Natuzzi Editions brand – intended for the US market – to its Italian facilities. This primarily meant less reliance on social safety net measures but, at the same time, led to an immediate surge in the manufacturing costs of those products (only partially offset by the market’s appreciation for the ‘Made in Italy’ origin).
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Those higher costs should have been at least partly offset by the reinstatement of the so-called ‘Decontribuzione Sud’ scheme entailing social security contributions relief. Although reintroduced by the government in the 2025 Budget Law, the scheme has not yet been implemented for large enterprises due to the need to still obtain EU approval. Conversely, the measure has generated a further market distortion given that a similar scheme for SMEs is already in force (with many of Natuzzi’s competitors therefore able to take advantage of or benefit from the measure). Therefore, the reshoring operation has not, to date, received the support envisaged. Despite the possibility of regulatory revisions, the social security contributions relief scheme remains tied to a mechanism that is essentially inapplicable to the Company.
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In view of the existing agreements in place, Natuzzi did not seek to address the issues described above by relocating production to lower-cost overseas facilities – a choice that would have led to an increase in the need for redundancies – but is and remains committed to the reorganization process set out in the business plan underpinning the framework agreements, to be implemented over a multi-year period.
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With this in mind, the Company has undertaken the investments set out in the previously mentioned development contract, totaling EUR 31 million, of which EUR 21 million relates to the industrial sector (as confirmed by the latest progress report in July 2025), and has launched a program of upskilling and reskilling for staff involved in the new production, logistics, administrative and management processes, including through funding under the relevant regional calls for applications and the Ministry of Labor’s New Skills Fund (FNC). Furthermore, an integral part of the reorganization plan is the exit – by the end of 2026 – of 414 workers and the continued use of social safety net measures throughout 2026, as an essential tool to support the handling of ongoing overstaffing, expected to continue until the end of the plan.
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In view of the unforeseen and largely unpredictable crisis factors – insofar as they are external in nature – that have led to a delay in keeping to the originally planned schedule, it is necessary to maintain a support mechanism at least until the end of 2026.
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It should also be noted that, at the operational level, training programs have been delayed due to hiccups in approval process overseen by the bodies managing the funding, and consequently, the retraining processes have yet to be fully completed despite the efforts in that regard made so far. Similarly, and for the reasons already stated, the mechanisms for managing the exit of excess personnel have been significantly slowed down by the absence of a tool like an expansion contract, which would have played a key role in managing redundancies.
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At present, within Natuzzi, social safety net measures authorized under distinct regulations are in place, at the time compatible with the reorganization processes underway in the production units concerned:
1.
the corporate headquarters in Santeramo in Colle (Via Iazzitiello), the production plant in Altamura Graviscella and the Milan office (Via Durini) have a solidarity agreement in place until 30 April 2026, pursuant to Article 21 of Legislative Decree No. 148/2015;
2.
the production plants at Jesce 1, Jesce 2 and Laterza and the logistics center at Matera La Martella benefited from the extension of the solidarity agreement in place there pursuant to Article 22-bis of Legislative Decree No. 148/2015.

However, the measure under Article 22-bis expired on 31 October 2025, as provided for in the agreement signed on 14 January 2025, leaving the relevant sites without the tools to support reorganization and the management of redundancies.

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At the same time, it should be emphasized that the Corporate function is also approaching (as at 30 April 2026) the completion of the periods provided for by the ordinary measures of Articles 4 and 22. The potential misalignment, in terms of timing and subject-matter, appears inconsistent with the uniformity of the ongoing reorganization process and the objective of a balanced redistribution of the suspensions of working hours.
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The furniture sector plays a primary role in the strategic supply chain of Made in Italy, as confirmed, moreover, by the Cassa Depositi e Prestiti “Sectoral Strategic Guidelines for the Support of Strategic Supply Chains” document of October 2022. The sector is also an example of outstanding expertise in Italian manufacturing and design at both national and international level. Natuzzi stands out within its product sector as a leading company in terms of both workforce size and international brand awareness and, with its workforce of over 1,800 employees, generates an employment impact – in terms of direct and indirect jobs – of more than 7,000 jobs.
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The Company further states that the sites affected by the measures described are located in an area where Natuzzi plays a central strategic role in the socio-economic development of a territory straddling the regions of Puglia and Basilicata, where safeguarding employment is a factor of great social significance.
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Accordingly, Natuzzi S.p.A. has applied for recourse to a special short-time work scheme pursuant to and for the purposes of Article 1(196) of Law 207 of 30 December 2024, for all the Company’s production units, with effect from 1 November 2025 until 31 December 2025, consistent with the funding provided for by the aforementioned legislation.
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The reorganization plan that the Company is implementing exhibits particular complexities, which means that significant employment issues outlined above are ongoing and current, allied to a need to continue with the actions described in the agreements of April 2022.
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In view of the above, there remains a surplus headcount of an average maximum of 805 full-time equivalents within the workforce of 1,787 employees, as shown in the table above.
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The social safety net measures are designed to facilitate the completion of the business plan, in accordance with the understandings reached under the framework agreements, in the sense that those measures will constitute a support mechanism for the completion of the reorganization, the restoration of competitiveness and the redeployment of the remaining excess personnel following previous actions. They will also enable the completion of the Management Plan aimed at Safeguarding Employment, which contains active policy measures agreed with the Regions of Puglia and Basilicata and annexed to the ministerial agreements of 31 October 2024 and 14 January 2025.
C)
In light of the above, and in order to support the reorganization and transformation program launched by the Company whilst safeguarding employment levels, the Parties have agreed on the need to avail of the special short-time work scheme referred to in Article 1(196) of Law No. 207 of 2024.
D)
The Ministry of Business and Made in Italy (MIMIT) has declared that Natuzzi S.p.A. falls within the territory of the Murgia Upholstered Furniture District and constitutes an enterprise of strategic national interest, as required by Article 1(196) of Law No. 207 of 2024.
E)
The Basilicata Region and the Puglia Region, present at today’s meeting, have affirmed the Company’s strategic economic importance within their respective regional territories and have expressed their intention to continue their commitment to supporting the active policy measures agreed with the Company.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS

1)
The recitals form an integral part of this agreement.
2)
Natuzzi S.p.A. will terminate the existing solidarity agreement for its corporate headquarters in Santeramo in Colle (Via Lazzitiello), the Altamura Graviscella production plant and the Milan office (Via Durini) and will submit, pursuant to Article 1(196) of Law No. 207 of 30 December 2024, an application for recourse to a special short-time work scheme for a maximum of 1,787 employees, distributed across the production units set out in the following table:

Production Unit	Address	FIRST-LINE MANAGERS	OFFICE WORKERS	INTERMEDIATE WORKERS	FACTORY WORKERS	Total
Santeramo in Colle (BA)	Via lazzitiello 47	82	258	12	81	433
Santeramo in Colle (BA)	SS 271 per Matera Km 50.200	1	6	12	234	253
Milan (MI)	Via Durini 24	0	2	0	0	2
Matera (MT)	Via Appia Antica S.C. Km 13.500	2	4	8	175	189
Matera (MT)	Zona lndustriale Località La Martella	1	13	2	72	88
Laterza (TA)	Contrada Madonna delle Grazie	1	19	25	355	400
Altamura	Graviscella	0	9	25	388	422
Total		87	311	84	1,305	1,787

3)
The special short-time work scheme payments will be applied for from 1 November 2025 until 31 December 2025, consistent with the funding provided for under Article 1(196) of Law No 207 of 2024. Should the measure be refinanced for the year 2026, the Company will submit a new application to the Ministry of Labor to continue the special short-time work scheme.
4)
The average reduction in working hours over the entire period of application of the scheme will be 45%. The average monthly reduction in working hours may amount to up to 60% of the total working hours of the Company’s workforce. The suspension of working hours for each worker may amount to 100% of their working hours over the entire period for which the social safety net measure is applied for and authorized.
5)
The Parties agree that personnel working in the same department, dedicated production line, plant, warehouse or office may see their working hours suspended or reduced and may be subject to rotation in furtherance of the technical measures and streamlining of production put in place to implement the business plan.

6)
The Parties agree that the suspension of working hours, the reduction of working hours and the rotation of personnel under the special short-time work scheme will be implemented within the same job roles and workers involved, in the same department, dedicated production line, plant, warehouse or office, on a proportionate rotating basis in relation to the workforce concerned, without prejudice to specific technical organizational, production and logistical needs.
7)
The Parties agree that the reductions in working hours will be subject to prior consultation with the Unitary trade union representative bodies (RSU) / single trade union representative bodies (RSA)
8)
The Company has quantified the cost of covering special short-time working scheme payments for the specific period referred to in this agreement as EUR 2,240,185.00, net of the associated contribution.
9)
The Company will bring forward the special short-time working scheme payments to the standard pay dates.
10)
The Parties have agreed to monitor the Company’s situation and the progress of the special short-time working scheme through regular review meetings, at the request of either Party.

By signing this record of agreement, the Parties acknowledge that they have reached an agreement regarding recourse to the special short-time working scheme referred to in Article 1(196) of Law No. 207 of 30 December 2024.

The Directorate General for Labor and Industrial Relations, upon conclusion of the discussion between the Parties, will promptly forward this agreement to Division IV of the Directorate General for Social Safety Net Measures for completion of the investigative and decision-making phases falling within its remit.

Read, confirmed and signed

MINISTRY OF LABOR AND SOCIAL POLICIES

BASILICATA REGION

PUGLIA REGION

NATUZZI S.P.A. FILLEA CGIL

CONFINDUSTRIA FILCA CISL

FENEAL UIL

FILCAMS CGIL

FISASCAT CISL

UILTUCS

UGL TERZIARIO

USB LAVORO PRIVATO

CONFEDERAZIONE COBAS LAVORO PRIVATO